Exhibit 99.1

Delta – A Durable Business Model Raymond James Institutional Investors Conference March 6 , 2017

2 Safe Harbor Statements in this presentation that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward - looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward - looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward - looking statements. These risks and uncertainties include, but are not limited to, the effects of terrorist attacks or geopolitical conflict; the cost of aircraft fuel; the impact of fuel hedging act ivity including rebalancing our hedge portfolio, recording mark - to - market adjustments or posting collateral in connection with our fuel hedge contracts; the availability of aircraft fuel; the performance of our significant investments in airlines in other par ts of the world; the possible effects of accidents involving our aircraft; the restrictions that financial covenants in our fina nci ng agreements could have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub or gateway airports; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain management and key employees; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom related to the likely exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses. Additional information concerning risks and uncertainties that could cause differences between actual results and forward - looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10 - K for the fiscal year ended Dec. 31, 2016. Caution should be taken not to place undue reliance on our forward - looking statements, which represent our views only as of March 6, 2017, and which we have no current intention to update.

A Durable Business Model Consistently Producing Solid Results 2017: A Transition Year for Our Business Balanced Capital Deployment Leveraging our solid foundation to produce consistent, sustainable results for shareholders • Running a reliable, customer - focused airline is producing strong profits and cash flows that are sustainable through the business cycle • Balancing deployment of strong cash flow between investments in our business, balance sheet de - risking, and shareholder returns drives sustainable results over the long - term • Margins likely to contract in 2017 as pace of revenue improvement lags cost increases. Expect greatest pressure in the March quarter, with a return to margin expansion in the second half 3

Consistently Producing Solid Results Running a reliable, customer - focused airline is producing strong profits and cash flows, allowing for improved balance sheet strength and increased return of capital to shareholders Results adjusted for special items Expect ~$6B in Pretax Profits again in 2017 $25.0B $19.8B $16.7B 2012 2014 2016 $4.5B $5.9B $6.1B 2014 2015 2016 $1.4B $3.1B 2014 2015 2016 $2.6B 4 Pre - Tax Profit Capital Returns to Shareholders Total Adjusted Net Debt and Unfunded Pension De - risked Balance Sheet has Resulted in Investment Grade Rating Target Returning at least 70% of FCF to Shareholders

2017 Is A Transition Year • System capacity growth capped at 1% - appropriate level to balance capital investment and supply and demand, while also progressing toward our long - term financial targets • Committed to keeping capacity growth in check as we pursue our 17 - 19% operating margin target • Margins under pressure in 1H17, but we are focused on returning to margin expansion in the back half of the year as improving RASM trajectory catches up to cost increases Capacity discipline is supportive of improving unit revenue trends, which will allow Delta to invest in our people and product and offset pressures from rising jet fuel prices 5 1% System Domestic International 2% 2017 Capacity vs. Prior Year (1%) Operating Margins 16.2% 16.5% ~15% 17 - 19% 2015 2016 2017E Target Results adjusted for special items

Margin Pressure to Peak In March Quarter 6 March Quarter 2017 Forecast Operating margin 10% - 11% Passenger unit revenue change year over year ~Flat Cargo and other revenue $1.4 - $1.5 Billion Fuel price $1.71 - $1.76 CASM – ex fuel, including profit sharing, change year over year Up 5.5% - 6.5% Normalized CASM – ex fuel, including profit sharing, change year over year Up 3.5% - 4.5% Non - operating expense $145 - $170 Million System capacity change year over year Down 0% - 1% • Expecting to produce a 10 - 11% operating margin for the March quarter as we work through headwinds from higher costs and recovering unit revenues – Normalizing for the pilot contract, this result is 6 - 7 points lower than the prior year period, and we anticipate will mark the peak decline for the year, with margins inflecting in the second half – Market fuel prices are tracking up ~55% for the quarter, which is expected to be the greatest year - on - year increase in 2017 • Unit revenues are tracking at the low - end of our original guidance range given a more moderate pace of improvement in February than initially anticipated – Delta continues to expect unit revenue trends to improve through 2017

Revenue Outlook Remains Favorable Across Regions

DELTA

Commercial initiatives should result in flat PRASM in 1Q17 with trends improving through 2017

Domestic

- Capacity growth moderates to +2% in 2017
- Strong business demand has continued into 1Q17, paving the way for positive RASM in 2017
- Domestic RASM momentum continues with 50% of 1Q Domestic capacity achieving positive RASM, up from 20% last Summer
- Branded Fares expansion into more markets and distribution channels continues with strong results

Pacific

- 2017 capacity down 7% YoY; reductions focused on underperforming markets
- Reorienting capacity to focus on Chinese and Korean partnerships
- Industry capacity growth remains elevated in 2017, which will challenge RASM
- Adjusting Tokyo offering in light of Haneda liberalization
- Yen at current levels remains a modest headwind but minimal 2017 hedge impact compared to 5 point pressure in 2016

Latin

- Achieving positive 1Q RASM across all regions led by Brazilian economic recovery
- Currency improvement in Brazil drives both better demand and higher fares – expect Brazil RASM to continue positive trends in 2017
- 2017 Latin capacity growth of 3% targets Brazil recovery and positive Mexico/Caribbean economic and leisure environments

Atlantic

- Challenging revenue environment continues due to currency headwinds and high industry capacity growth by non-alliance and low-cost carriers
- Currency weakness exacerbates winter seasonality, but expecting robust U.S. demand for summer travel to Europe to continue to drive strong margins
- Delta's capacity is roughly flat with a focus on leveraging partner hubs and seasonal U.S. point of sale

Expecting flat PRASM in 1Q17

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Environment Supportive of Improving Revenue Favorable dynamics in the industry environment in combination with Delta specific initiatives should drive improving revenue trends through 2017 8 Industry Environment Supportive of Improving Revenue Trends • Lag between rising fuel prices and revenue recapture has historically been ~2 quarters • 2017 domestic supply forecast of +3 % more closely aligned to U.S GDP growth and is 150 basis points below 2016 levels • Improving domestic demand trends following the election have continued into 2017 • Business yields are improving, but remain well below historical levels • Year - on - year unit revenue comparisons ease over the next several quarters • Capping 2017 capacity at +1%, with domestic +2% • Branded fares expected to drive an incremental $300M of revenue in 2017 and an incremental $1B through 2019 • American Express partnership expected to deliver $300M of incremental value in 2017 • Leveraging alliance partnerships, including Aeromexico JV and an expanded Korean partnership • Continue to invest in products and services customers value which has resulted in a 9% revenue premium vs. the industry Delta Initiatives Expected to Drive Additional Revenue Benefits Industry Environment Supportive of Improving Revenue Trends 0.0% 0.0% (10%) (8%) (6%) (4%) (2%) 0% Delta Unit Revenue Year - on - Year Note: Aug - 16 normalized for outage

Maintaining our Commitment on Costs

Delta remains committed to delivering non-fuel unit cost growth of 2% or less over the long-term

- 2013-2017 non-fuel unit cost CAGR of 2.5% includes ~50 basis points of pressure from profit sharing given robust pre-tax earnings growth
- Delta expects to drive ~$1.5B of productivity savings in 2017, which will help mitigate cost pressures and fund investments in our business
  - Maintenance savings and productivity from new aircraft and materials purchases
  - Upgauging benefits continue
  - Further leveraging technology investments as well as our scale with suppliers to drive cost productivity
- Cost pressure weighted toward 1H17 with non-fuel CASM expected to be lower year-on-year in the second half

Historical Non-Fuel Unit Cost Growth



Employee Investments
3.0%
2.7%
1.8%
3.7%
2.5%
2-3%
2013
2014
2015
2016
2017E

ASMs YoY:	1.0%	3.0%	3.0%	2.1%	1%

Non-GAAP financial measures reconciled in Appendix

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Strong Cash Generation and Disciplined Capital Investment Differentiates Delta Combination of strong earnings and balanced allocation of cash flow creating a sustainable business model through the cycle 10 $2.6 $3.8 $4.1 $4.8 $4.1 $2.9 $1.8 $- $2 $4 $6 $8 1997 1998 1999 2000 2001 2002 2003 CapEx Operating Cash Flow $1.3 $1.3 $2.0 $2.9 $2.1 $3.7 $3.2 $- $2 $4 $6 $8 2010 2011 2012 2013 2014 2015 2016 CapEx Operating Cash Flow 1997 - 2003 Capital Expenditures and Operating Cash Flow ($B) 2010 - 2016 Capital Expenditures and Operating Cash Flow ($B) Cumulative Operating Cash Flow: $16B Cumulative Free Cash Flow: ($8B) Cumulative Operating Cash Flow: $33B Cumulative Free Cash Flow: $17B 1997 – 2003 financials incorporate impact of Northwest Airlines ; Adjusted for special items ; non - GAAP financial measures reconciled in Appendix

Balance Sheet Strategy Maintains Cash Flexibility for Future

DELTA

Debt repayment and excess pension funding strategy will provide Delta with cash flow flexibility when the company becomes a full cash tax payer

Debt	Pension	Taxes
Target: $4B Adjusted Net Debt by 2020	Target: 80% Funded by 2020	Expect to be Full Cash Tax Payer in 2019
$2B Use of Cash 2017-2020	$1.2B Annual Cash Commitment 2017-2020	Current Cash Tax Rate ~25% or ~$1.5B Ex-NOLs

Achieving Debt and / or Pension Targets Earlier than Planned Should Allow Delta to Preserve Shareholder Returns

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Delta Committed To Consistent Shareholder Returns Plan to return 70% of free cash flow to owners, with an increasing focus on the dividend 12 • Dividend represents a long - term commitment to consistently return cash to owners - Delta expects to return a greater percentage of its cash through dividends going forward • Delta has consistently increased the dividend since 2013 • Delta has demonstrated a willingness to accelerate buybacks with excess free cash flow • 3rd share repurchase authorization on track to be completed ahead of schedule • Delta has repurchased 16% of its current market cap since 2013, while paying down $3 billion in debt Share Repurchases Regular d ividend run - rate of $615 million per year Plan to complete $5 billion share repurchase authorization by mid - 2017 Annual Dividend $ 100M $251M $359M $509M $615M 2013 2014 2015 2016 Run-Rate @ $0.81/sh. $250M $1,100M $2,200M $2,600M 2013 2014 2015 2016

Opportunity In Proving Durability 13 High quality industrial transports include CHRW, CSX, EXPD, FDX, KSU, NSC, R, UNP, UPS; Adjusted for special items; FCF Conversion is 2013 - 2016 average; Source is FactSet Implied Delta Stock Price at High Quality Industrial Transport Valuation Multiples +185% + 165% $50 $100 $ 125 Current Stock Price DAL @ High Qual. Ind. Trans. P/E Multiple DAL @ High Qual. Ind. Trans. Free Cash Flow Multiple ~100% ~55% Delta High Qual. Ind. Transports Free Cash Flow Conversion Shareholder Returns Per Share Delta’s stock price implies significant opportunity in reinforcing earnings sustainability +100% + 150% $0.41 $1.60 $3.18 $4.09 $3.81 $3.42 $4.03 $3.05 2013 2014 2015 2016 Delta High Qual. Ind. Transports

Non-GAAP Financial Measures

Non-GAAP Financial Measures: We sometimes use information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this presentation to the most directly comparable GAAP financial measures.

Forward Looking Projections. We do not reconcile forward looking non-GAAP financial measures because mark-to-market ("MTM") adjustments and settlements will not be known until the end of the period and could be significant.

Pre-Tax Income and Net Income, Adjusted

Pre-Tax and Net Income, Adjusted. We adjust for the following items to determine pre-tax and net income, adjusted, for the reasons described below:

Mark-to-Market ("MTM") adjustments and settlements. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period. These items adjust fuel expense to show the economic impact of hedging, including cash received or paid on hedge contracts during the period. Adjusting for these items allows investors to better understand and analyze our core operational performance in the periods shown.

Restructuring and other items. Restructuring and other items includes fleet and other charges, severance and related costs, an insurance settlement, and a litigation settlement. Because of the variability in restructuring and other items, the exclusion of this item is helpful to investors to analyze the company’s recurring core operational performance in the periods shown.

Loss on extinguishment of debt. Because of the variability in loss on extinguishment of debt, the exclusion of this item is helpful to investors to analyze the company’s recurring core operational performance in the periods shown.

Release of tax valuation allowance. Because of the uniqueness of the net gain related to the reversal of the tax valuation allowance, the exclusion of this gain allows investors to better understand and analyze the company's core operational performance in the period shown.

Virgin Atlantic MTM adjustments. We record our proportionate share of earnings from our equity investment in Virgin Atlantic in non-operating expense. We adjust for Virgin Atlantic's MTM adjustments to allow investors to better understand and analyze the company’s core financial performance in the periods shown.

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Pre-Tax Income and Net Income, Adjusted

	Year Ended	Year Ended	Year Ended
(in billions)	December 31, 2016	December 31, 2015	December 31, 2014
Pre-tax income	$6.6	$7.2	$1.1
Adjusted for:
MTM adjustments and settlements	(0.4)	(1.3)	2.3
Restructuring and other items	–	–	0.7
Loss on extinguishment of debt	–	–	0.3
Virgin Atlantic MTM adjustments	(0.1)	–	0.1
Total adjustments	(0.5)	(1.3)	3.4
Pre-tax income, adjusted	$6.1	$5.9	$4.5

	Year Ended	Year Ended	Year Ended	Year Ended
(in billions)	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013
Net income	$4.4	$4.5	$0.7	$10.5
Adjusted for:
MTM adjustments and settlements	(0.3)	(0.8)	1.5	(0.3)
Restructuring and other items	–	–	0.4	0.4
Loss on extinguishment of debt	–	–	0.2	–
Release of tax valuation allowance	–	–	–	(7.9)
Virgin Atlantic MTM adjustments	(0.1)	–	–	–
Total adjustments	(0.4)	(0.8)	2.1	(7.8)
Net income, adjusted	$4.0	$3.7	$2.8	$2.7

Capital Expenditures

Capital Expenditures, net. We present capital expenditures, net, which includes strategic investments, because management believes incorporating these amounts provides a more meaningful financial measure for investors when comparing capital spending in relation to the industry. We also adjust for proceeds for sales of E190 aircraft because management believes investors should be informed that these proceeds effectively offset the cash paid for these aircraft earlier in the year. Management believes investors should be informed that reimbursements for build-to-suit leased facilities effectively reduce net cash provided by operating activities.

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
(in billions)	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2010
Property and equipment additions	$2.6	$2.2	$1.6	$2.1	$1.1
Ground property and equipment, including technology	0.8	0.7	0.6	0.5	0.3

Adjustments:
Purchase of equity investments	–	0.5	–	0.3	–
Acquisition of London-Heathrow slots	–	0.3	–	–	–
Proceeds for sales of E190 aircraft	(0.2)	–	–	–	–
Reimbursements related to build-to-suit facilities and other	–	–	(0.1)	–	(0.1)
Capital expenditures, net	$3.2	$3.7	$2.1	$2.9	$1.3

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Adjusted Net Debt

Adjusted Net Debt. We use adjusted total debt, including aircraft rent, in addition to long-term adjusted debt and capital leases, to present estimated financial obligations. We reduce adjusted debt by cash, cash equivalents and short-term investments and hedge margin receivable, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company’s overall debt profile. Management has reduced adjusted debt by the amount of hedge margin receivable, which reflects cash posted to counterparties, as we believe this removes the impact of current market volatility on our unsettled hedges and is a better representation of the continued progress we have made on our debt initiatives.

(in billions)	December 31, 2016		December 31, 2014		December 31, 2012
Debt and capital lease obligations	$7.3		$9.7		$12.6
Plus: unamortized discount, net and debt issuance costs	0.1		0.2		0.6
Adjusted debt and capital lease obligations		$7.4		$9.9		$13.2
Plus: 7x last twelve months' aircraft rent		2.0		1.6		1.9
Adjusted total debt		9.4		11.5		15.1
Less: cash, cash equivalents and short-term investments		(3.2)		(3.3)		(3.4)
Less: hedge margin receivable		(0.1)		(0.9)		–
Adjusted net debt		$6.1		$7.3		$11.7

Unfunded Pension		10.6		12.5		13.3
Total adjusted net debt and unfunded pension		$16.7		$19.8		$25.0

Operating Cash Flow

Operating Cash Flow, Adjusted. Delta presents adjusted operating cash flow because management believes adjusting for the following items provides a more meaningful measure for investors. Adjustments include:

Hedge deferrals. During the March 2015 quarter, we effectively deferred settlement of a portion of our hedge portfolio until 2016 by entering into fuel derivative transactions that, excluding market movements from the date of the transactions, would provide approximately $150 million in cash receipts during the September 2015 quarter and $150 million in cash receipts for the December 2015 quarter. Additionally, these transactions require approximately $300 million in cash payments in 2016 (excluding market movements from the date of the transactions). By effectively deferring settlement of a portion of the original derivative transactions, the restructured hedge portfolio provides additional time for the fuel market to stabilize while adding some hedge protection in 2016. Operating cash flow is adjusted to include these deferral transactions in order to allow investors to better understand the net impact of hedging activities in the periods shown.

Hedge margin. Operating cash flow is adjusted for hedge margin as we believe this adjustment removes the impact of current market volatility on our unsettled hedges and allows investors to better understand and analyze the company’s core operational performance in the periods shown.

Reimbursements related to build-to-suit facilities. Management believes investors should be informed that these reimbursements for build-to-suit leased facilities effectively reduce net cash provided by operating activities and related capital expenditures.

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
(in billions)	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012
Net cash provided by operating activities (GAAP)	$7.2	$7.9	$4.9	$4.5	$2.5
Adjustments:
Hedge deferrals	(0.1)	0.4	–	–	–
Hedge margin	(0.1)	(0.8)	0.9	–	–
Reimbursements related to build-to-suit leased facilities	–	(0.1)	–	–	–
SkyMiles used pursuant to advance purchase under AMEX agreement	–	–	–	0.3	0.3
Net cash provided by operating activities, adjusted	$7.0	$7.4	$5.8	$4.8	$2.8

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Operating Margin, adjusted

Operating Margin, Adjusted. We adjust for the following items to determine operating margin, adjusted, for the reasons described below:

MTM adjustments and settlements. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period. These items adjust fuel expense to show the economic impact of hedging, including cash received or paid on hedge contracts during the period. Adjusting for these items allows investors to better understand and analyze our core operational performance in the periods shown.

Restructuring and other. Because of the variability in restructuring and other, the adjustment for this item is helpful to investors to analyze the company’s recurring core operational performance in the periods shown.

Refinery sales. Delta's refinery segment provides jet fuel to the airline segment from its own production and from jet fuel obtained through agreements with third parties. Activities of the refinery segment are primarily for the benefit of the airline. However, from time to time, the refinery sells fuel by-products to third parties. These sales are recorded gross within other revenue and other operating expense. We believe adjusting for refinery sales allows investors to better understand and analyze the impact of fuel cost on our results in the periods shown.

	Year Ended	Year Ended
	December 31, 2016	December 31, 2015
Operating margin	17.5%	19.2%
Adjusted for:
MTM adjustments and settlements	(1.1)%	(3.2)%
Restructuring and other	–	0.1%
Refinery sales	0.1%	0.1%
Operating margin, adjusted	16.5%	16.2%

Free Cash Flow

Free Cash Flow and Free Cash Flow Conversion. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Adjustments include:

Hedge deferrals. During the March 2015 quarter, we effectively deferred settlement of a portion of our hedge portfolio until 2016 by entering into fuel derivative transactions that, excluding market movements from the date of the transactions, would provide approximately $150 million in cash receipts during the September 2015 quarter and $150 million in cash receipts for the December 2015 quarter. During the March 2016 quarter, we entered into transactions to defer settlement of a portion of our hedge portfolio until 2017. These deferral transactions, excluding market movements from the date of inception, would provide approximately $300 million in cash receipts during the second half of 2016 and require approximately $300 million in cash payments in 2017. Free cash flow is adjusted to include these deferral transactions in order to allow investors to better understand the net impact of hedging activities in the periods shown.

Hedge margin. Free cash flow is adjusted for hedge margin as we believe this adjustment removes the impact of current market volatility on our unsettled hedges and allows investors to better understand and analyze the company’s core operational performance in the periods shown.

Net purchase/redemption of short-term investments and other investing. Net purchases of short term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust free cash flow for this activity, net, to provide investors a better understanding of the company's free cash flow position core to operations.

(in billions)	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010
Net cash provided by operating activities	$7.2	$7.9	$4.9	$4.5	$2.5	$2.8	$2.8
Net cash used in investing activities	(2.2)	(4.0)	(2.5)	(2.7)	(2.0)	(1.5)	(2.0)
Adjustments:
Hedge deferrals	(0.2)	0.4	–	–	–	–	–
Hedge margin	–	(0.8)	0.9	–	–	–	–
Net purchase/redemption of short-term investments and other investing	(1.0)	0.3	0.4	0.3	0.3	0.3	0.8
Total free cash flow	$3.8	$3.8	$3.7	$2.1	$0.8	$1.6	$1.6

Free cash flow conversion

	Year Ended	Year Ended	Year Ended	Year Ended
(in billions, except conversion)	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013
Total free cash flow	$3.8	$3.8	$3.7	$2.1
Net income, adjusted	$4.0	$3.7	$2.8	$2.7
Free cash flow conversion	95%	103%	132%	78%

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Non-Fuel Unit Cost per Available Seat Mile, Including Profit Sharing (“CASM-Ex”)

Non-Fuel Unit Cost or Cost per Available Seat Mile, Including Profit Sharing ("CASM-Ex"). We adjust CASM for the following items to determine CASM-Ex, including profit sharing for the reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes (including our regional carriers) allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Restructuring and other. Because of the variability in restructuring and other, the adjustment for this item is helpful to investors to analyze our recurring core performance in the periods shown.

Other expenses. Other expenses include aircraft maintenance and staffing services we provide to third parties, our vacation wholesale operations, and refinery cost of sales to third parties. Because these businesses are not related to the generation of a seat mile, we adjust for the costs related to these sales to provide a more meaningful comparison of the costs of our airline operations to the rest of the airline industry.

Employee investments. Employee investments includes salaries and related costs and profit sharing for employees in our airline operations. In the third quarter 2015 we announced a 14.5% increase in base pay rates for eligible merit, ground and flight attendant employees, effective December 1, 2015. In 2016 we ratified a new pilot contract which resulted in the recognition of $475 million in retroactive wages and other benefits in the December 2016 quarter. We believe showing the impact of these employee investments allows investors to better understand and analyze the company's core operational performance on a year-over-year basis.

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012
CASM (cents)	12.98	13.33	15.92	14.77	14.97
Adjusted for:
Aircraft fuel and related taxes	(2.38)	(3.07)	(5.64)	(4.92)	(5.31)
Restructuring and other	–	(0.01)	(0.30)	(0.17)	(0.20)
Other expenses	(0.47)	(0.48)	(0.37)	(0.32)	(0.38)
CASM-Ex, including profit sharing	10.13	9.77	9.61	9.36	9.08
Year-over-year change	3.7%	1.8%	2.7%	3.0%

Employee investments per ASM	4.20	3.96
Year-over-year change	0.24
Growth related to employee investments	2.5%

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